Exhibit 99.1

HISTORICAL CONSOLIDATED FINANCIAL INFORMATION
INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Members of
Genesis Acquisition Holdings Corp. and Subsidiaries
We have audited the accompanying consolidated balance sheet of Genesis Acquisition Holdings Corp. and subsidiaries (the "Successor Company”) as of December 31, 2017, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity/deficit, and cash flows, for the period March 1, 2017 to December 31, 2017 and the related notes. In addition, we have audited the accompanying consolidated balance sheet of Genoptix, Inc. and subsidiaries (the “Predecessor Company") as of December 31, 2016, the related consolidated statements of operations, comprehensive loss, convertible preferred stock and stockholders' equity/deficit, and cash flows, for the periods January 1, 2017 to February 28, 2017 and the year ended December 31, 2016, and the related notes (collectively referred to as the "consolidated financial statements"). Genesis Acquisition Holdings Corp. and Genoptix Inc. are collectively referred to as the "Company”.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the period March 1, 2017 to December 31, 2017 (Successor Company), the period January 1, 2017 to February 28, 2017 and the year ended December 31, 2016 (Predecessor Company), in conformity with accounting principles generally accepted in the United States of America.
Emphasis of Matters
As discussed in Note 1 and Note 3 to the consolidated financial statements, effective March 1, 2017, Genoptix, Inc. was acquired by Genesis Acquisition Holdings Corp. in a business combination. As a result of the acquisition, the consolidated financial statements for the period after March 1, 2017, are presented on a different basis than those for periods before March 1, 2017, as a result of the application of purchase accounting, and, therefore, are not comparable to prior periods. Our opinion is not modified with respect to this matter.
As discussed in Note 1, the accompanying consolidated financial statements of the Predecessor Company have been prepared from the separate accounts and records maintained by Novartis Finance Corporation (“Novartis”) and include certain allocations of costs from Novartis that may not necessarily be indicative of the conditions that would have existed or the results of operations if the Predecessor Company had been operated as a separate entity apart from Novartis. Our opinion is not modified with respect to this matter.
/s/ DELOITTE & TOUCHE LLP
San Diego, California
May 15, 2018

Genesis Acquisition Holdings Corp.
Consolidated Balance Sheets
(in thousands except share and per share data)

	As of December 31,		As of September 30, (Unaudited)
	Predecessor	Successor	Successor
Assets	2016	2017	2018
Current Assets
Cash and cash equivalents	$—	$15,687	$12,030
Restricted cash	—	111	70
Accounts receivable, net	27,202	23,458	20,574
Inventory	2,142	2,275	2,270
Other current assets	1,586	3,578	3,576
Total current assets	30,930	45,109	38,520
Property and Equipment, net	26,278	19,173	18,253
Intangible assets, net	32,516	2,429	1,980
Goodwill	221,041	9,294	9,294
Other assets	324	265	224
Total Assets	$311,089	$76,270	$68,271
Liabilities and Stockholders' Equity/(Deficit)
Current Liabilities
Accounts payable	4,979	4,775	2,082
Accrued expenses	5,022	3,651	2,575
Employee-related liabilities	13,986	7,335	4,744
Other current liabilities	174	575	280
Short-term portion of capital leases and debt	—	2,170	4,046
Total current liabilities	24,161	18,506	13,727
Long-term Liabilities
Long-term portion of loans, net	—	8,975	6,564
Long-term deferred rent and lease incentives	412	103	69
Long-term income taxes payable	2,532	1,852	1,852
Deferred income tax liability, net	—	375	(59)
Other long-term liabilities	7	100	100
Total long-term liabilities	2,951	11,405	8,526
Total Liabilities	$27,112	$29,911	$22,253
Commitments and contingencies - See Note 8
Preferred Stock	—	50,438	50,438
Stockholders Equity/(Deficit)
Common stock, $0.001 par value	—	—	3
Additional paid-in capital	—	485	1,115
Parent company investment	283,405	—	—
Accumulated other comprehensive income	572	—	—
Accumulated deficit	—	(4,564)	(5,538)
Total Stockholders Equity/(Deficit)	$283,977	$(4,079)	$(4,420)
Total Liabilities, Preferred Stock and Stockholders' Equity/(Deficit)	$311,089	$76,270	$68,271
The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Operations
(in thousands except share data)

	Predecessor	Predecessor	Successor
	Year Ended December 31, 2016	Two Months Ended February 28, 2017	Ten Months Ended December 31, 2017
NET REVENUE	$131,612	$19,435	$97,025
COST OF REVENUE	85,228	10,989	55,621
GROSS PROFIT	46,384	8,446	41,404
	—
Operating expenses:
General and administrative	21,325	3,437	24,866
Research and development	4,430	658	2,887
Sales and marketing	32,620	5,195	18,442
Total operating expenses	58,375	9,290	46,195
	—
LOSS FROM OPERATIONS	(11,991)	(844)	(4,791)
Interest and other income	173	109	79
Interest and other expense	(1,160)	(240)	(1,097)
Intangible asset impairment	—	(26,344)	—
Loss before taxes	(12,978)	(27,319)	(5,809)
Income tax expense (benefit)	691	105	(1,245)
NET LOSS	(13,669)	(27,424)	(4,564)
Deemed dividends on preferred stock	—	—	3,354
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(13,669)	$(27,424)	$(7,918)

The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Operations
(in thousands except share data)

	Predecessor	Successor	Successor
	Two Months Ended February 28, 2017	Seven Months Ended September 30, 2017	Nine Months Ended September 30, 2018
		(Unaudited)	(Unaudited)
NET REVENUE	$19,435	$70,985	$74,344
COST OF REVENUE	10,989	41,242	37,917
GROSS PROFIT	8,446	29,743	36,427

Operating expenses:
General and administrative	3,437	18,518	18,685
Research and development	658	2,097	2,369
Sales and marketing	5,195	13,297	16,115
Total operating expenses	9,290	33,912	37,169

LOSS FROM OPERATIONS	(844)	(4,169)	(742)
Interest and other income	109	36	326
Interest and other expense	(240)	(758)	(1,013)
Intangible asset impairment	(26,344)	—	—
Loss before taxes	(27,319)	(4,891)	(1,429)
Income tax expense (benefit)	105	(430)	(455)
NET LOSS	$(27,424)	$(4,461)	$(974)
Deemed dividends on preferred stock	—	2,343	3,030
NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	$(27,424)	$(6,804)	$(4,004)

The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Predecessor	Predecessor	Successor
	Year Ended December 31, 2016	Two Months Ended February 28, 2017	Ten Months Ended December 31, 2017
Net Loss	$(13,669)	$(27,424)	$(4,564)
Unrealized gain (loss) on post-retirement benefit plan	(277)	14	—
Total Comprehensive Loss	$(13,946)	$(27,410)	$(4,564)

The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Comprehensive Loss
(in thousands)

	Predecessor	Successor	Successor
	Two Months Ended February 28, 2017	Seven Months Ended September 30, 2017	Nine Months Ended September 30, 2018
		(Unaudited)	(Unaudited)
Net Loss	(27,424)	(4,461)	(974)
Unrealized gain on post-retirement benefit plan	14	—	—
Total Comprehensive Loss	$(27,410)	$(4,461)	$(974)

The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Predecessor	Predecessor	Successor
	Year Ended December 31, 2016	Two Months Ended February 28, 2017	Ten Months Ended December 31, 2017
Net Loss	$(13,669)	$(27,424)	$(4,564)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	7,422	1,250	4,177
Amortization of debt issuance cost and debt discount	—	—	133
Bad debt expense (recovery)	277	(38)	50
Impairment of intangible assets	—	26,344	—
Stock-based compensation	1,318	78	485
Loss on disposal of property	12	119	27
Post-employment plan expense (income)	212	(112)	—
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,984	(1,017)	4,748
Inventory	270	145	(277)
Prepaid expenses and other current assets	883	516	(1,581)
Other long-term assets	37	—	129
Deferred long-term tax liability	619	31	(1,468)
Accounts payable	3,634	(2,934)	2,730
Accrued expenses	576	(503)	(868)
Employee related expenses	1,335	(6,435)	761
Other current liabilities	134	125	289
Deferred rent and lease incentives	65	146	(277)
Other long-term payables	8	(8)	—
Net cash provided by (used in) operating activities	$5,117	$(9,717)	$4,494

Purchase of property, plant and equipment	(2,141)	(63)	(1,105)
Purchase of intangible assets	(120)	—	(26)
Proceeds from sale of disposal of fixed assets	7	—	10
Acquisition of business	—	—	(49,027)
Net cash used in investing activities	$(2,254)	$(63)	$(50,148)

Draw down on line of credit, net of issuance cost	—	—	99,184
Repayment of line of credit	—	—	(97,824)
Issuance of notes payable, net of issuance cost	—	—	9,655
Proceeds from issuance of preferred stock, net	—	—	50,437
Net cash transferred (to) / from parent	(2,863)	9,780	—
Net cash (used in) provided by financing activities	$(2,863)	$9,780	$61,452

Change in cash, cash equivalents and restricted cash	—	—	15,798
Balance at beginning of the period	—	—	—
Balance at end of the period	$—	$—	$15,798

Supplemental disclosures of cash flow information
Interest paid	$—	$—	$944
Income taxes paid	$—	$—	$8

Supplemental schedule of non-cash investing and financing activities
Property, plant and equipment included in accounts payable	$1	$5	$131
The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Cash Flows
(in thousands)

	Predecessor	Successor	Successor
	Two Months Ended February 28, 2017	Seven Months Ended September 30, 2017	Nine Months Ended September 30, 2018
		(Unaudited)	(Unaudited)
Net Loss	$(27,424)	$(4,461)	$(974)
Adjustments to reconcile net loss to net cash provided by (used by) operating activities:
Depreciation and amortization	1,250	2,868	4,219
Amortization of debt issuance cost and debt discount	—	92	127
Bad debt expense (recovery)	(38)	50	—
Impairment of intangible assets	26,344	—	—
Stock-based compensation	78	397	422
Loss on disposal of property	119	26	462
Post-employment plan expense (income)	(112)	—	—
Changes in operating assets and liabilities:	—	—	—
Accounts receivable	(1,017)	3,270	3,846
Inventory	145	204	5
Prepaid expenses and other current assets	516	(860)	344
Other long-term assets	—	122	20
Deferred long-term tax liability	31	(584)	(434)
Accounts payable	(2,934)	3,459	(3,443)
Accrued expenses	(503)	(1,047)	(1,075)
Employee related expenses	(6,435)	(1,587)	(2,668)
Other current liabilities	125	203	(167)
Deferred rent and lease incentives	146	(160)	(163)
Other long-term payables	(8)	—	—
Net cash provided by (used in) operating activities	$(9,717)	$1,992	$521

Purchase of property, plant and equipment	(63)	(603)	(1,582)
Notes Receivable	—	—	(1,234)
Proceeds from sale of disposal of fixed assets	—	10	27
Acquisition of business	—	(49,027)	(1,000)
Net cash used in investing activities	$(63)	$(49,620)	$(3,789)

Draw down on line of credit, net of issuance cost	—	73,065	72,500
Repayment of line of credit	—	(71,071)	(73,141)
Issuance of notes payable, net of issuance cost	—	9,655	—
Proceeds from issuance of preferred stock, net	—	50,437	212
Net cash transferred (to) / from parent	9,780	—	—
Net cash (used in) provided by financing activities	$9,780	$62,086	$(429)

Change in cash, cash equivalents and restricted cash	—	14,458	(3,698)
Balance at beginning of the period	—	—	15,798
Balance at end of the period	$—	$14,458	$12,100
The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity/(Deficit)
(in thousands)

	Convertible Preferred Shares		Common Stock		Parent Company Investment	Additional Paid In Capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Total Stockholder Equity(Deficit)
	Shares	Amount	Shares	Amount
Predecessor:
Balance at December 31, 2015	—	$—	—	$—	$299,619	$—	$—	$295	$299,914
Actuarial gain on post-employment and retirement plans	—	—	—	—	—	—	—	277	277
Stock based compensation	—	—	—	—	1,318	—	—	—	1,318
Net loss	—	—	—	—	(13,669)	—	—	—	(13,669)
Net transfers to parent	—	—	—	—	(3,863)	—	—	—	(3,863)
Balance at December 31, 2016	—	$—	—	$—	$283,405	$—	—	$572	$283,977
Actuarial gain on post-employment and retirement plans	—	—	—	—	—	—	—	(14)	(14)
Stock based compensation	—	—	—	—	78	—	—	—	78
Net loss	—	—	—	—	(27,424)	—	—	—	(27,424)
Net transfers from parent	—	—	—	—	9,969	—	—	—	9,969
Balance at February 28, 2017	—	$—	—	$—	$266,028	$—	$—	$558	$266,586

Successor:
Issuance of common stock	—	—	1	—	—	—	—	—	—
Issuance of Series A convertible preferred stock at $1.00 per share, net of issuance costs of $68	50,505	50,438	—	—	—	—	—	—	—
Stock based compensation	—	—	—	—	—	485	—	—	485
Net loss	—	—	—	—	—	—	(4,564)	—	(4,564)
Balance at December 31, 2017	50,505	$50,438	1	$—	$—	$485	$(4,564)	$—	$(4,079)
(Unaudited):
Issuance of restricted stock	—	—	1,778	2	—	(2)	—	—	—
Issuance of common stock for stock options	—	—	784	1	—	209	—	—	210
Stock based compensation	—	—	—	—	—	423	—	—	423
Net loss	—	—	—	—	—	—	(974)	—	(974)
Balance at September 30, 2018 (unaudited)	50,505	$50,438	2,562	$3	$—	$1,115	$(5,538)	$—	$(4,420)

The accompanying notes are an integral part of the financial statements

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

1. Nature of Business and Basis of Presentation

The Company
Genesis Acquisition Holdings, Corp. (“Genesis,” the “Successor” or the “Parent Company”) was incorporated in the state of Delaware in December 2016 in order to acquire 100% of the outstanding common stock of the Predecessor (as hereinafter defined) on March 1, 2017 (“Acquisition Date”), as more fully described in Note 3 (the “Acquisition”).

Genoptix, Inc., (“Genoptix” or the “Predecessor”), was incorporated in Delaware on January 20, 1999 and became a wholly-owned subsidiary of Novartis Finance Corporation (“Novartis” or “Former Parent Company”) in March 2011. Genoptix survived the Acquisition and is included in the Successor entity’s consolidated financial statements.

Genoptix has three wholly-owned subsidiaries: (i) Molecular Diagnostics LLC. (“MDx”) domiciled in Puerto Rico, (ii) Minuet Diagnostics, Inc. (“Minuet”), and (iii) CynoGen, Inc. (“CynoGen”, “PersonalizeDx” or “PDx”). Genesis, Genoptix, MDx, Minuet and PDx are collectively referred to as the Company. Both Minuet and PDx, a wholly-owend subsidiary of Minuet, were acquired by the Company in March 2018.

The Company operates as a certified “high complexity” clinical laboratory in accordance with The Centers for Medicare & Medicaid Services’ Clinical Laboratory Improvement Amendments of 1988, or CLIA, and is dedicated to the delivery of clinical diagnostic services to oncologists, pathologists, hematologists, and hospitals throughout the United States. Prior to the Acquisition Date, Genoptix also provided clinical trial services to pharmaceutical companies (“BioPharma”). Immediately prior to the Acquisition, pursuant to a Spin-Out Agreement, Genoptix and MDx transferred their BioPharma assets and liabilities to Navigate Biopharma Services, Inc., a newly created subsidiary of Novartis.

Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). These principles require management to make certain estimates and assumptions in determining assets, liabilities, revenue, expenses and related disclosures. Actual amounts could differ materially from those estimates.
The consolidated balance sheets have been presented as of December 31, 2017 for the Successor, and as of December 31, 2016 for the Predecessor company. The consolidated statements of operations, comprehensive loss, cash flows and convertible preferred stock and stockholders’ equity (deficit) include the periods March 1, 2017 through December 31, 2017, for the Successor, and year ended December 31, 2016 and the period January 1, 2017 through February 28, 2017 for the Predecessor. As a result of the Genesis acquisition and associated purchase accounting, the Successor financial statements have been presented on a different basis than the Predecessor financial statements, and are therefore not comparable. The Predecessor and Successor periods are demarcated by a black line in the consolidated financial statements.

The Predecessor consolidated financial statements include amounts that have been derived from the accounting records of Novartis using the historical results of operations and historical cost basis of the assets and liabilities of the Company. The accompanying Predecessor consolidated balance sheet does not include certain Predecessor stockholders’ assets or liabilities that are not specifically identifiable to the Company. Novartis used a centralized approach to cash management and the financing of its operations. The majority of the Predecessor’s cash was available for use and was regularly “swept” into accounts maintained by Novartis. Cash transfers to and from the Novartis’s cash management accounts were accounted for through “Net transfers to parent” in the accompanying consolidated financial statements as the Former Parent Company did not intend to repay or seek reimbursement for these net cash transfers. Since none of the Novartis’s debt at the corporate level was specifically used for the Company, none of the Novartis’s debt has been included in the Company’s Predecessor consolidated balance sheets, nor has interest expense been allocated to the Company for the Predecessor periods presented. See Note 9, Related-Party Transactions, for a further discussion of related-party transactions with the Former Parent Company.

The consolidated statements of operations include all revenues and costs attributable to the Company, including a charge or allocation of the costs for support services and corporate costs incurred by Novartis on behalf of the Company. See Note 9, Related-Party Transactions, for further discussion of these charges and allocations.

The BioPharma business has also been excluded from the Predecessor’s financial statements. All of the allocations and estimates in the consolidated financial statements are based on assumptions that management believes are reasonable. However,

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

these allocations and estimates include costs which are not necessarily indicative of the amounts that would have resulted if the Company had been operated on a stand-alone basis in the Predecessor periods.

Unaudited Interim Financial Information
The accompanying interim consolidated balance sheet as of September 30, 2018, consolidated statement of operations, comprehensive loss convertible preferred stock and stockholders’ equity (deficit), and cash flows for the seven months ended September 30, 2017 and for the nine months ended September 30, 2018 are unaudited. The unaudited consolidated financial statements have been prepared on a basis consistent with the audited consolidated financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly our financial position as of September 30, 2018, and our results of operations and cash flows for the period January 1, 2017 through February 28, 2017 for the Predecessor and the period March 1, 2017 through September 30, 2017 and the nine months ended September 30, 2018 for the Successor. The results for the nine months ended September 30, 2018 are not necessarily indicative of the results to be expected for the year ended December 31, 2018 or for any other interim period.

Principles of Consolidation
The Company’s industry is highly regulated. The manner in which licensed physicians can organize to perform and bill for medical services is governed by state laws and regulations. Business corporations, like the Company, often are not permitted to employ physicians to practice medicine or to own corporations that employ physicians to practice medicine or to otherwise exercise control over the medical judgments or decisions of physicians.

The Company coordinates the provision of medical services through Cartesian Medical Group, Inc. (“Cartesian”). Cartesian employs the physicians who provide medical services on behalf of the Company. The relationship between the Company and Cartesian is governed by the Clinical Laboratory Professional Services Agreement, or PSA, entered into by Genoptix and Cartesian. The PSA was entered into on December 31, 2005 and amended and restated on April 4, 2017. Under the PSA, Cartesian provides all medical services and the Company exclusively manages non-medical aspects, including entering into non-employment related contracts. Claims, demands and rights to charge, bill and collect for medical services rendered are assigned from Cartesian to the Company. The Company is specifically responsible for the billing and collection of all charges for the medical services rendered by Cartesian and provides Cartesian with certain services, including payroll, laboratory and medical office space and non-medical business functions, such as supplies, utilities and insurance. Under the provisions of the PSA, the Company records the revenue assigned to it and expenses the cost of the services provided by it. The PSA is automatically renewed on a yearly basis but may be terminated by the Company at any time with 60 days’ prior notice, and either party may terminate the PSA upon an uncured material breach by the other party. Cartesian has no operating assets. The Company has also entered into a Succession Agreement that limits the ability of Cartesian’s sole owner to transfer his ownership interest in Cartesian to an entity or person designated by the Company. The Company determined it has a controlling financial interest in Cartesian and consolidates the results of Cartesian based on the criteria as required by Accounting Standards Codification (ASC) Topic 810, Consolidations.

The consolidated financial statements of the Predecessor include the accounts of Genoptix, MDx and Cartesian, but exclude BioPharma.

The consolidated financial statements of the Successor include the accounts of Genesis, Genoptix, MDx, Minuet, PDx and
Cartesian.

All intercompany transactions and balances have been eliminated.

2. Significant Accounting Policies

Use of Estimates
The preparation of consolidated financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and these notes to consolidated financial statements. The most significant estimates in the Company’s consolidated financial statements include revenue recognition for sales to non-contracted payors, allowance for doubtful accounts, and the valuation of intangible assets, income taxes and stock-based compensation. Actual results could differ from those estimates.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Segment Reporting
Operating segments are identified as components of an enterprise about which discrete financial information is available for evaluation by the chief operating decision-maker in making decisions regarding resource allocation and assessing performance. To date, the Company has viewed its operations and managed its business as one segment, operating in the United States.
Cash and Cash Equivalents
The Company considers all liquid investments with original maturities of 90 days or less to be cash equivalents. Cash equivalents primarily represent funds invested in money market funds whose cost equals fair market value.

Restricted Cash
Restricted cash balances relate primarily to temporary restrictions caused by the timing of lockbox collections under borrowing arrangements (see Note 5 “Loan Facilities”).

Accounts Receivable
The Company’s accounts receivable are reported for all clinical services payers based on the amount expected to be collected, which considers implicit price concessions. Implicit price concessions represent differences between amounts billed and the estimated consideration the Company expects to receive based on negotiated discounts, historical collection experience and other anticipated adjustments, including anticipated payer denials. The majority of accounts receivable are due from commercial insurance carriers and government health care programs, such as
Medicare, and other directly billed healthcare institutions such as hospitals, clinics and individuals.

Included in accounts receivable are earned but unbilled receivables of $6.0 million, $1.9 million, and $2.2 million as of December 31, 2016 and 2017 and September 30, 2018, respectively. Delays ranging from one day up to several weeks between the date of service and billing can occur due to delays in obtaining certain required payer-specific documentation from internal and external sources. Earned but unbilled receivables are aged from date of service and are considered in the analysis of historical receivables performance and collectability.

See the Revenue Recognition policy section for a further discussion of the Company’s revenue recognition policy.

Inventory
Inventory, which consists primarily of reagents and laboratory supplies, is stated at the lower of first-in, first-out cost or market basis.

Property, Plant and Equipment
Property, plant and equipment is stated at cost and depreciated over the estimated useful lives of the assets, ranging from three to forty years, using the straight-line method. Leasehold improvements are amortized over the lesser of the estimated useful lives of the assets or the remaining lease term. Major repairs, which extend the useful life of an asset, are capitalized in the property and equipment accounts. Routine maintenance and repairs are expensed as incurred.

The Company tests property, plant and equipment for impairment whenever events or circumstances indicate that a certain asset may be impaired. Once identified, the amount of the impairment is computed by comparing the carrying value of the assets to the fair value, which is based on the discounted estimated future cash flows. The Predecessor did not record impairment charges on property, plant and equipment for the year ended December 31, 2016 and the period between January 1, 2017 and February 28, 2017. The Successor has not recorded impairment charges on property and equipment for the period between the Acquisition Date and December 31, 2017 and for the nine months ended September 30, 2018.

Business combinations
The Company uses its best estimates and assumptions to assign a fair value to the tangible and intangible assets acquired and liabilities assumed in business combinations as of the acquisition date. These estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed may be recorded, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of operations.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Goodwill and other acquired intangible assets

Intangible Assets
Intangible assets arising from acquisitions are being amortized on a straight-line basis over the estimated useful life of each asset. Finite-lived intangible assets consist of customer relationships, trademarks and software with estimated useful lives which range from three to five years. The Company does not have any indefinite-lived intangible assets.

At December 31, 2016, the Predecessor’s intangible assets were related to trademarks and customer relationships acquired through the acquisition of Genoptix by Novartis and proprietary software.

At December 31, 2017 and September 30, 2018, the Company’s intangible assets were related to trademarks, software and customer relationships acquired through the acquisition of Genoptix by Genesis, as more fully described in Note 3.

Goodwill
Goodwill arises in a business combination and is the excess of the consideration transferred to acquire a business over the underlying fair value of the net identified assets acquired. The Company accounts for goodwill under Accounting Standards Codification (ASC) Topic 350, Intangibles—Goodwill and Other, which does not permit amortization, but requires the Company to test goodwill for impairment annually or whenever events or circumstances indicate impairment may exist. The Company performs its annual impairment analysis on the first day of the fourth quarter.

Predecessor goodwill was included as part of a larger reporting unit of the Predecessor Parent Company. Accordingly, all previous goodwill impairment analysis was performed at that reporting unit level.

Recoverability and Impairment of Long-Lived Assets
The Predecessor’s intangible assets were tested for impairment by the Former Parent Company at the level of groups of cash-generating units (CGU) which were usually represented by the reporting segments. An asset is considered impaired when its balance sheet carrying amount exceeds its estimated recoverable amount, which is defined as the higher of its fair value less costs of disposal and its value in use. There was no impairment identified for the year ended December 31, 2016. During the first two months of 2017, the Former Parent Company determined that there was an impairment associated with the customer relationship and tradename intangible asset and recorded impairment expense of $26.3 million in other income (expense) in the accompanying consolidated statement of operation.

The Successor evaluates the recoverability of intangible assets for possible impairment whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. The evaluation is performed at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities. Recoverability of these assets is measured by a comparison of the carrying amounts to the future undiscounted cash flows the assets are expected to generate. If such review determines that the carrying amount of specific property and equipment or intangible assets is not recoverable, the carrying amount of such assets is reduced to its fair value.

The Successor evaluates the estimated remaining useful life of intangible assets when events or changes in circumstances warrant a revision to the remaining period of amortization. If the Company reduces the estimated useful life assumption for any asset, the remaining unamortized balance is amortized or depreciated over the revised estimated useful life on a prospective basis.

The Successor reviews goodwill for impairment at least annually on the first day of the fourth calendar quarter, or more frequently if events or changes in circumstances would more likely than not reduce the fair value of its single reporting unit below its carrying value.

The Successor has not recorded impairment charges on goodwill or intangible assets for the period between the Acquisition Date and December 31, 2017 and for the nine months ended September 30, 2018.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Deferred Rent
Rent expense on non-cancelable leases containing known future scheduled rent increases is recorded on a straight-line basis over the term of the respective leases beginning when the Company takes possession of the leased property. The difference between rent expense and rent paid is accounted for as deferred rent. The current portion of deferred rent was included in other current liabilities on the Company’s consolidated balance sheet. Landlord improvement allowances and other such lease incentives are recorded as property and equipment and as deferred rent and are amortized on a straight-line basis as a reduction to rent expense.

Debt Issuance Costs
Debt issuance costs related to debt liabilities are recorded as direct deductions from the carrying amount of the debt. The costs are amortized to interest expense over the life of the debt using the effective interest method.

Convertible Preferred Stock
The Company has applied the guidance in ASC 480-10-S99-3A, SEC Staff Announcement: Classification and Measurement of Redeemable Securities and has therefore classified the Series A Convertible Preferred Stock (Series A Preferred Stock) (Note 6) as mezzanine equity. The convertible preferred stock is recorded outside of stockholders’ deficit because, (i) in the event of certain deemed liquidation events considered not solely within the Company’s control, such as a merger, acquisition and sale of all or substantially all of the Company’s assets, the convertible preferred stock will become redeemable at the option of the holders, and (ii) on the 5th anniversary of the issuance of the Series A Preferred Stock, the then holders of the Series A Preferred Stock could elect to redeem the stock for cash upon an affirmative vote by 75% of the holders of the Series A Preferred Stock. In the event of a change of control of the Company, proceeds received from the sale of such shares will be distributed in accordance with the liquidation preferences set forth in the Company’s Amended and Restated Certificate of Incorporation. The
Company has determined not to adjust the carrying values of the convertible preferred stock to the liquidation preferences of such shares because of the uncertainty of whether or when such an event would occur. The Company has determined that it is not probable that such redemption will occur as a mandatory conversion event, as described in Note 6, is expected in advance of the redemption triggers.

Revenue Recognition
In May 2014, the FASB issued ASU 2014-09, which amends FASB Accounting Standards Codification by creating Topic 606, Revenues from Contracts with Customers (“Topic 606”). This standard supersedes existing revenue guidance under US GAAP and International Financial Reporting Standards. Under Topic 606, an entity recognizes revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. To determine revenue recognition the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company has early adopted Topic 606 on January 1, 2017 using a full retrospective method of adoption. This adoption did not have an impact on the recognition of revenues.

The Company recognizes revenue when the control to promised goods or services transfers to customers in an amount that reflects the consideration to which it expect to be entitled in exchange for those goods and services. The Company’s specialized diagnostic services are performed based on written or electronic test requisition forms and revenues are recognized once the diagnostic services have been performed and the results have been delivered to the ordering physician. These diagnostic services are billed to various payers, including Medicare, commercial insurance companies and other directly billed healthcare institutions such as hospitals, clinics and individuals. The Company reports revenues from contracted payers, including Medicare, certain insurance companies and certain healthcare institutions, based on the contractual rate, or in the case of Medicare, the published fee schedules, less any implicit price concessions. Implicit price concessions represent differences between amounts billed and the estimated consideration the Company expects to receive based on negotiated discounts, historical collection experience and other anticipated adjustments, including anticipated payer denials. The Company reports revenues from non-contracted payers, including certain insurance companies and individuals, based on the amount expected to be collected. The expected revenues from non-contracted payers are based on the historical collection experience of each payer or payer group, as appropriate. In each reporting period, the Company reviews its historical collection experience for both contracted and non-contracted payers and adjusts its expected revenues for current and subsequent periods accordingly.

Inherent in these estimates is the risk that they will have to be revised or updated as additional information becomes available, which could have a material impact on the Company’s operating results and cash flows in subsequent periods. Specifically, the

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

complexity of many third-party billing arrangements and the uncertainty of reimbursement amounts for certain services from certain payers may result in adjustments to amounts originally recorded. Such adjustments are typically identified and recorded at the point of cash application, claim denial, or account review.

Disaggregation of Revenue
The Company considered various factors in determining appropriate levels of homogenous data for its disaggregation of revenue, including the nature, amount, timing and uncertainty of revenue and cash flows. The categories identified align with our type of customer due to similarities of billing method, level of reimbursement and timing of cash receipts at this level.

The following table details the disaggregation of revenue (in thousands):

	Year ended December 31, 2016	Two month period ended February 28, 2017	Ten month period ended December 31, 2017
Commercial insurance	$71,367	$9,123	$46,062
Medicare and Medicaid	39,316	5,603	26,232
Client direct bill	20,929	4,709	24,731
Total	$131,612	$19,435	$97,025

	Two month period ended February 28, 2017	Seven month period ended September 30, 2017	Nine month period ended September 30, 2018
Commercial insurance	$9,123	$32,740	$32,270
Medicare and Medicaid	5,603	20,195	20,947
Client direct bill	4,709	18,050	21,127
Total	$19,435	$70,985	$74,344

General and Administrative Costs and Sales and Marketing Costs
General and administrative and sales and marketing expenses mainly consist of salaries for administrative employees that directly and indirectly support the operations, occupancy costs, marketing expenditures insurance, and professional fees. Predecessor general and administrative and sales and marketing expenses also include an allocation of certain general corporate overhead costs from Novartis, including, but not limited to, executive management, human resources, accounting, treasury, tax, and legal. These allocations were based on assumptions that the Company believes are reasonable. See Note 9, Related-Party Transactions, for a further discussion of related-party transactions with Novartis.

Research and Development Costs
Costs incurred in connection with research and development activities are charged to operations as incurred.

Shipping Costs
Shipping and handling expenses are included within cost of revenue in the Company’s consolidated statement of operations.

Fair Value of Financial Instruments
Authoritative guidance on fair value measurements defines fair value, establishes a consistent framework for measuring fair value, and expands disclosures for each major asset and liability category measured at fair value on either a recurring or a nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, the authoritative guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1: Observable inputs such as unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Level 2: Inputs, other than quoted prices in active markets that are observable either directly or indirectly for substantially the full term of the asset or liability.

Level 3: Unobservable inputs in which there is little or no market data and that are significant to the fair value of the assets or liabilities, which require the reporting entity to develop its own valuation techniques that require input assumptions.

The carrying amounts of cash equivalents, accounts receivable, accounts payable, accrued expense, and employee-related liabilities are reasonable estimates of their fair values because of the short-term nature of these assets and liabilities. The Company’s term loan and revolving credit facility bear interest at a variable interest rate plus an applicable margin and, therefore, carrying amount is assumed to approximate fair value.

Concentrations of Credit Risk
Substantially all of the Company’s accounts receivable are with entities in the healthcare industry. However, concentrations of credit risk are limited due to the number of the Company’s customers as well as their dispersion across many different geographic regions in the United States. The Company has significant accounts receivable balances whose collectability is dependent on the availability of funds from certain governmental programs, primarily Medicare, and compliance with the regulations of that agency. Upon audit by a Medicare intermediary, a condition of non-compliance could result in the Company having to refund amounts previously collected. The Company does not believe there is a significant credit risk associated with these governmental programs and believes an adequate allowance has been recorded for the possibility of these receivables proving uncollectible. The Company does not require collateral or other security to support accounts receivable. As of December 31, 2016 and 2017, other than Medicare, no other single payer’s accounts receivable balance resulted in a significant concentration of risk for contracted or non-contracted payers. Accounts receivable balances from Medicare were approximately $9.8 million, $6.5 million, and $4.3 million as of December 31, 2016 and 2017 and September 30, 2018, respectively.

For the year ended December 31, 2016, two month period ended February 28, 2017 and ten month period ended December 31, 2017, approximately 30.7%, 28.1% and 27.5%, respectively, of the Company’s revenues were derived from tests performed for the beneficiaries of the Medicare and Medicaid programs. For the year ended December 31, 2016, two month period ended February 28, 2017 and ten month period ended December 31, 2017, other than Medicare, no other single contracted or non-contracted payer’s revenue was individually significant.

For the two month period ended February 28, 2017, seven month period ended September 30, 2017 and nine month period ended September 30, 2018, approximately 28.1%, 27.1% and 28.0%, respectively, of the Company’s revenues were derived from tests performed for the beneficiaries of the Medicare and Medicaid programs. For the two month period ended February 28, 2017, seven month period ended September 30, 2017 and nine month period ended September 30, 2018, other than Medicare, no other single contracted or non-contracted payer’s revenue was individually significant.

The Company, at times, maintains cash and cash equivalents in accounts with a financial institution in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of this institution regularly and management does not believe there is significant credit risk associated with deposits in excess of federally insured amounts.
Stock-Based Compensation
Certain employees of the Company participated in Novartis’s various equity incentive plans under which stock options, restricted stock units, and restricted performance shares may be granted to certain executives and management. In accordance with ASC Topic 718, Compensation—Stock Compensation (“Topic 718”) the Predecessor recognized compensation expense on a straight-line basis over the employee’s vesting period or to the employee’s retirement eligible date, if earlier. See Note 6, Equity, for a further discussion of these Novartis equity incentive plans.

The Successor issued stock option and restricted stock units (RSUs) during the period from March 1, 2017 to December 31, 2017 and the nine month period ending September 30, 2018. In accordance with Topic 718, stock-based compensation cost is measured at the grant date based on the estimated fair value of the award, and the portion that is ultimately expected to vest is recognized as compensation expense over the requisite service period on a straight-line basis. The Company estimates the fair value of stock options issued under the Company’s 2017 Equity Incentive Plan (“2017 Plan”) using a Black-Scholes option-pricing model on the date of grant. The Black-Scholes option-pricing model requires the use of subjective assumptions including volatility, expected term, and risk-free rate. For options and RSUs that vest based on service requirements, the Company recognizes expense using the straight-line method and adjusts expense for actual forfeitures.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

The Company records the expense for stock option grants to non-employees based on the estimated fair value of the stock options using the Black-Scholes option-pricing model. The fair value of non-employee awards is remeasured at each reporting period as the underlying awards vest unless the instruments are fully vested, immediately exercisable and non-forfeitable on the date of grant.

Income Taxes
The Company has calculated its income tax amounts using a separate return methodology and has presented these amounts as if it were a separate taxpayer from the Former Parent Company in each jurisdiction for each period presented prior to the Acquisition. The Company uses the asset and liability method of accounting for income taxes. Deferred income tax assets or liabilities are recognized based on the temporary differences between financial statement and income tax bases of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized.

The Company is required to file federal and state income tax returns in the United States and various other state jurisdictions. The preparation of these income tax returns requires the Company to interpret the applicable tax laws and regulations in effect in such jurisdictions, which could affect the amount of tax paid by the Company. An amount is accrued for the estimate of additional tax liability, including interest and penalties, for any uncertain tax positions taken or expected to be taken in an income tax return. The Company reviews and updates the accrual for uncertain tax positions as more definitive information becomes available.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation referred to as the Tax Cuts and Jobs Act (the “Tax Act”). Shortly after the Tax Act was enacted, the SEC staff issued Staff Accounting Bulletin No.118, Income Tax Accounting Implications of the Tax Cuts and Jobs Act (SAB 118), which provides guidance on accounting for the Tax Act’s impact. SAB 118 provides a measurement period, which should not extend beyond one year from the Tax Act enactment date, during which a company acting in good faith may complete the accounting for the impacts of the Tax Act under ASC Topic 740, Income Taxes. Although not required for private companies, the Company has elected to follow the SAB 118 guidance. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements. For further information, see Note 7, “Income Taxes.”

Comprehensive Income or Loss
As required by ASC Topic 220, Comprehensive Income, all components of comprehensive loss are reported in the financial statements in the period in which they are recognized. Comprehensive loss is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources, including unrealized gains or losses on the Predecessor post-retirement benefit plan.

Net Loss Per Share
Basic net loss per share is calculated by dividing the net loss by the weighted average number of common shares that were outstanding for the period, without consideration for common stock equivalents. Diluted loss per share is calculated in accordance with the treasury stock method and reflects the potential dilution that would occur if securities or other contracts to issue common stock were exercised or converted to common stock. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Recent Accounting Pronouncements
In August 2016, the Financial Accounting Standards Board (“FASB”) issued ASU 2016-15, Statement of Cash Flows (Topic 230), which clarifies how entities should classify certain cash receipts and cash payments on the statement of cash flows. The standard also clarifies how the predominance principle should be applied when cash receipts and cash payments have aspects of more than one class of cash flows. The standard is effective for public business entities for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted this standard, effective January 1, 2019, and there was no impact to the consolidated financial statements.

In March 2016, FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718), which is intended to simplify several areas of accounting for share-based payment arrangements. The amendments in this update apply to such areas as the recognition of excess tax benefits and deficiencies, the classification of those excess benefits on the statement of cash flows, an

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

accounting policy election for forfeitures, the amount an employer can withhold to cover income taxes and still qualify for equity classification and the classification of those taxes paid on the statement of cash flows. The standard is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company adopted this standard in the first quarter of 2017 and there was no impact to the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which changes the presentation of assets and liabilities relating to leases. The core principle of the standard is that a lessee should recognize the assets and liabilities that arise from leases. Under this guidance, all leases create an asset and a liability for the lessee in accordance with FASB Concepts Statement No. 6, Elements of Financial Statements, and, therefore, recognition of those lease assets and lease liabilities represents a change from previous US GAAP, which did not require lease assets and lease liabilities to be recognized for most leases. The standard will be effective for the Company beginning January 1, 2019. Early adoption is permitted for all entities. The Company believes the adoption will modify its analyses and disclosures of lease agreements since operating leases are a significant portion of the Company’s total lease commitments. The Company is in the process of assessing the impact of the adoption of the standard on its consolidated financial statements.

In November 2015, the FASB issued ASU 2015-17, Balance Sheet Classification of Deferred Taxes (Topic 740), which requires that deferred tax liabilities and assets be classified as non-current in a classified statement of financial position. This update is effective for public business entities for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. The Company adopted the new standard prospectively beginning in the year ended December 31, 2016.

3. Acquisition
On March 1, 2017, the Successor acquired all of the outstanding common stock of the Predecessor for a cash purchase price of approximately $49.0 million, paid at closing. Of the purchase price paid, $0.9 million was held in escrow for the transfer of information technology assets held by Navigate (the IT Assets), to be transferred on the date that is 18 months after the Acquisition Date or the date mutually agreed by both parties. The amount in escrow is recorded in prepaid and other current assets in the accompanying consolidated balance sheet. On January 19, 2018, the IT Assets held by Navigate were transferred to Genesis, and Genesis released the $0.9 million from the escrow account.

The Acquisition was funded out of the net proceeds from the Company's initial capitalization in March 2017. The Acquisition has been accounted for under the acquisition method of accounting in accordance with ASC 805,“Business Combinations”. Accounting for acquisitions requires recognition separately from goodwill of the assets acquired and the liabilities assumed at their acquisition date fair values. Goodwill as of the acquisition date is measured as the excess of consideration transferred over the net of the acquisition date fair values of the assets acquired and the liabilities assumed. While the Company uses its best estimates and assumptions to accurately value assets acquired and liabilities assumed at the acquisition date, where applicable, such estimates are inherently uncertain and subject to refinement.

Various valuation techniques were used to estimate the fair value of assets acquired and the liabilities assumed which use significant unobservable inputs, or Level 3 inputs as defined by the fair value hierarchy. Valuation techniques used include income approach, such as relief from royalty methodology and multi-period excess earning methodology, and cost approach, such as cost to recreate methodology. Using these valuation approaches requires the Company to make significant estimates and assumptions. Significant inputs and assumptions used in determining the fair values of the assets acquired and the liabilities assumed include management’s projections of future revenues, earnings and cash flows, royalty rates, customer attrition rates and a weighted average cost of capital discount rates. The excess of the consideration transferred over the fair value of the assets acquired, net of the liabilities assumed, is recorded as goodwill, which is not expected to be deductible for income tax purpose. The goodwill recognized is indicative of the expected continued growth and development of Genoptix.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

The following table summarizes the allocation of the purchase consideration to the fair value of assets acquired and liabilities assumed at the Acquisition Date (in thousands):

Accounts receivable	$28,257
Inventory	1,997
Prepaid and other current assets	1,970
Real property	10,800
Personal property	10,785
Other long-term assets	323
Intangible assets	3,100
Accounts payable and accrued liabilities	(16,900)
Other long-term liabilities	(599)
Total identifiable net assets	$39,733
Goodwill	9,294
Total	$49,027

4. Financial statement information

Property, Plant and Equipment
Property, plant and equipment consisted of the following at (in thousands):

		December 31,
	Estimated Useful Life (years)	2016	2017
Machinery and equipment	5-10	$13,903	$7,506
Computers	3	6,622	265
Furniture and fixtures	10	3,842	1,343
Leasehold improvements	2-10	12,634	2,263
Land	—	3,127	3,140
Building	40	12,761	7,320
Building improvements	10-20	2,337	650
Construction in process	—	1,590	166
Total property, plant and equipment		$56,816	$22,653
Accumulated depreciation		(30,538)	(3,480)
Total property, plant and equipment, net		$26,278	$19,173

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Depreciation expense related to property, plant and equipment amounted to $3.9 million, $0.7 million, and $3.5 million for the year ended December 31, 2016, the two month period ended February 28, 2017 and the ten month period ended December 31, 2017, respectively.

	Estimated Useful Life (years)	September 30, 2018 (unaudited)
Machinery and equipment	5-10	$17,696
Computers	3	2,022
Furniture and fixtures	10	2,356
Leasehold improvements	2-10	6,493
Land	—	3,140
Building	40	9,448
Building improvements	10-20	1,284
Construction in process	—	37
Total property, plant and equipment		$42,476
Accumulated depreciation		(24,223)
Total property, plant and equipment, net		$18,253

Depreciation expense related to property, plant and equipment amounted to $0.7 million, $2.4 million, and $3.5 million for the two month period ended February 28, 2017, the seven month period ended September 30, 2017, and nine months ended September 30, 2018 respectively.

Intangible Assets
Intangible assets of the Company consist of the following at December 31, 2016 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life - Years
Customer relationships	$38,000	$11,958	$26,042	13.7
Trade names	14,000	10,250	3,750	4.2
Software	4,344	1,620	2,724	4.8
Total	$56,344	$23,828	$32,516

Intangible assets of the Company consist of the following at December 31, 2017 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Remaining Life - Years
Customer relationships	$1,400	$389	$1,011	2.2
Trade names	1,500	250	1,250	4.2
Software	226	58	168	2.2
Total	$3,126	$697	$2,429

Amortization expense related to intangible assets subject to amortization amounted to $3.0 million, $0.5 million and $0.7 million for the year ended December 31, 2016, the two month period ended February 28, 2017 and the ten month period ended December 31, 2017, respectively.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

The estimated amortization expense related to amortizable intangible assets for each of the five succeeding fiscal years as of December 31, 2017 is as follows:

(in thousands)	Total	2018	2019	2020	2021	2022
Customer relationships	1,011	467	467	77	—	—
Trade Names	1,250	300	300	300	300	50
Software	168	75	75	18	—	—
Total	$2,429	$842	$842	$395	$300	$50

Intangible assets of the Company consist of the following at September 30, 2018 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted Average Life - Years
Customer relationships	$1,626	$783	$843	1.6
Trade names	1,500	475	1,025	3.4
Software	226	114	112	1.4
Total	$3,352	$1,372	$1,980

Amortization expense related to intangible assets subject to amortization amounted to $0.5 million, $0.5 million and $0.7 million for the two month period ended February 28, 2017, the seven month period ended September 30, 2017, and the nine month period ended September 30, 2018, respectively.

5. Loan Facilities

Term Loan Facility and Revolving Loan Facility
On March 1, 2017, the Company entered into (i) a credit and security agreement (as amended, the “Term Loan Credit Agreement”) and (ii) a revolving credit and security agreement (as amended, the “Revolving Loan Credit Agreement,” and together with the Term Loan Credit Agreement, the “Credit Agreements”), by and among the Company and MidCap Financial Trust (the “Lender”).

The Term Loan Credit Agreement provides for a $10.0 million term loan facility (the “Term Loan Facility”) and the Revolving Loan Credit Agreement provides for a $20.0 million revolving loan facility (the “Revolving Loan Facility” and together with the “Term Loan Facility”, the “Facilities”). Both Facilities expire on September 1, 2021. The obligations of the Company under the Credit Agreements are secured by a lien on substantially all of the assets of the Company. The Term Loan Facility bears interest at the LIBOR Rate (as defined in the Term Loan Credit Agreement) plus an applicable margin of 7.25% per annum. The Company may prepay all or a portion of the Term Loan Facility subject to certain conditions and a prepayment fee of 3% of the amount being prepaid if the loan is repaid prior to March 1, 2018. The prepayment fee is reduced 1% per year for each subsequent year until maturity. The Term Loan Facility is subject to an exit fee of $0.1 million. Interest-only payments are due during the first 18 months of the Term Loan Facility, with principal payments beginning thereafter in equal monthly installments until maturity. The carrying value of the Company’s Term Loan Facility is as follows:

(in thousands)	December 31, 2017
Principal amount	$10,000
Unamortized debt discount and debt issuance cost	(334)
Total notes payable	9,666
Less: Current portion	(691)
Long term notes payable	$8,975

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

(in thousands)	September 30, 2018
Principal amount	$10,000
Unamortized debt discount and debt issuance cost	(227)
Total notes payable	9,773
Less: Current portion	(3,209)
Long term notes payable	$6,564

The Company may borrow under the Revolving Loan Facility subject to borrowing base limitations, which allow the Company to borrow based on the value of eligible accounts receivable balance. As of December 31, 2017 and September 30, 2018, the borrowing base was $13.2 million and $12.0 million, respectively. Amounts drawn under the Revolving Loan Facility bear interest at the LIBOR Rate (as defined in the Revolving Loan Credit Agreement) plus an applicable margin of 4.00% per annum, while the undrawn portion is subject to an unused line fee of 0.25% per annum. The Revolving Loan Facility is subject to a minimum balance, such that the Company pay the greater of (i) interest accrued on the actual amount drawn under the Revolving Loan Facility and (ii) interest accrued on 20% of the average Borrowing Base (as defined in the Revolving Loan Credit Agreement). The Revolving Loan Facility also contains a springing lockbox arrangement clause requiring the Company to maintain a lockbox bank account in favor of the Revolving Loan Facility; cash receipts remitted to the lockbox bank account are swept on a regular basis to reduce outstanding borrowings related to the Revolving Loan Facility. Amounts outstanding under the Revolving Loan Facility are classified as short-term due to the lockbox feature and subjective acceleration clause. As of December 31, 2017 and September 30, 2018, the outstanding balance under the Revolving Loan facility was $1.5 million and $0.8 million respectively. Unamortized debt issuance cost for the Revolving Loan Facility was $96,000 and $77,000 as of December 31, 2017 and September 30, 2018, respectively.

The Credit Agreements require the Company to maintain annualized net revenue (as defined in the Credit Agreements) in excess of $100.0 million and make certain customary representations and affirmative covenants. These agreements also contain certain restrictive covenants that limit and in some circumstances prohibit the Company’s ability to, among other things, incur additional debt, sell, lease or transfer its assets, pay dividends on the Company’s common stock, make capital expenditures and investments, guarantee debt or obligations, create liens, repurchase common stock, enter into transactions with affiliates and enter into certain merger, consolidation or other reorganization transactions. The Company was in compliance with its debt covenants as of December 31, 2017 and September 30, 2018. The Credit Agreements also contain customary events of default, including payment and covenant defaults, breaches of certain representations and warranties, cross defaults to certain material indebtedness, certain events of bankruptcy and insolvency, certain events under ERISA, material judgments, breaches of material contracts and events resulting in a material adverse effect. Upon the occurrence and continuation of an event of default, amounts due under the Credit Agreements may be accelerated. The Company had no events of default as of December 31, 2017 and September 30, 2018.

6. Equity

Common Stock
As of December 31, 2016 the Predecessor had 1,000 shares of common stock authorized and 30 shares issued and outstanding.

On December 20, 2016, the Successor sold 100 shares of common stock to the founders for a nominal amount. Each share of common stock is entitled to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Company’s Board of Directors, subject to the prior rights of the preferred stockholders. As of December 31, 2017 the Company had 150,000,000 shares of common stock authorized and 100 shares issued and outstanding. As of September 30, 2018 the Company had 70,000,000 shares of common stock authorized and 2,561,320 shares issued and outstanding.

Convertible Preferred Stock
On March 1, 2017, the Company entered into purchase agreements with investors, several officers and employees who collectively purchased 50,000,000 shares of Series A Convertible Preferred Stock (Series A Preferred Stock) at $1.00 per share for approximately $50.0 million in cash, net of issuance costs.

In May 2017, the Company entered into agreements with several officers and employees who collectively purchased 505,000 shares of Series A Preferred Stock at $1.00 per share for approximately $0.5 million, net of issuance costs. As of December 31,

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

2017 and September 30, 2018, all of the issued shares of the Series A Preferred Stock remained outstanding and have liquidation preference of $50.5 million.

Dividends
The holders of the Series A Preferred Stock are entitled to receive cumulative dividends at a rate of 8% per share per annum. The dividends are payable when and if declared by the Company’s Board of Directors. As of December 31, 2017 and September 30, 2018, the Company’s Board of Directors has not declared any dividends. The preferred stock dividends are payable in preference and in priority to any dividends on common stock.

Liquidation Provisions
The holders of the Series A Preferred Stock are entitled to receive initial liquidation preferences at the original issue price of $1.00 per share plus any accrued but unpaid dividends. Initial liquidation payments to the holders of Series A Preferred Stock have priority over all other classes of stock of the Company. The balance of any proceeds shall be distributed to the holders of the Series A Preferred Stock and the holders of common stock pro rata based on the number of shares held by each such holder, treating the Series A Preferred Stock as if it had been converted to Common Stock pursuant to the terms of the Amended and Restated Certificate of Incorporation of the Company. If upon liquidation, the assets of the Company or proceeds available for distribution to its stockholders are insufficient to pay the holders of the Series A Preferred Stock as to their respective liquidation preferences the full amount entitled, the holders of the Series A Preferred Stock shall share ratably any distribution of the assets or proceeds available for distribution.

Conversion Rights
Shares of preferred stock are convertible at the option of the holder into such number of fully paid and nonassessable shares of common stock as determined by dividing the Series A Preferred Stock original issuance price by the conversion price at the time in effect, subject to adjustment. The original issuance price is $1.00 for the Series A-1 Preferred Stock, subject to adjustments to reflect the issuance of common stock, options, warrants, or other rights to subscribe for or to purchase common stock for a consideration per share, less than the conversion price then in effect and subsequent stock dividends, stock splits, combinations, or recapitalizations. Conversion of the Series A Preferred Stock is automatic upon the earlier of (i) the Company’s sale of its common stock in a firm commitment underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended, in which the per share price is at least $3.00, and the gross cash proceeds are at least $30.0 million; or (ii) the affirmative vote of a majority of the holders of the then-outstanding preferred stock on an as converted common stock basis. In connection with an automatic conversion, each share of Series A Preferred Stock shall be converted into the number of fully paid and non-assessable shares of common stock equal to the sum of (i) the number of shares of common stock as determined by dividing (A) the sum of the Series A Preferred Stock original issue price and any dividends, accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon by (B) the public offering price; plus (ii) the number of shares of common stock as the holder would be entitled to upon an optional conversion.

Redemption Rights
In case of redemption, shares of Series A Preferred Stock shall be redeemed by the Company at a price equal to the greater of (x) the Series A Preferred Stock original issue price per share plus any dividends, accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon and (y) the fair market value of a share of Series A Preferred Stock.

Voting Rights
The holders of Series A Preferred Stock are entitled to one vote for each share of common stock into which such preferred stock could then be converted; and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of common stock.

The Series A Stockholders are entitled to elect six directors of the Company. The common stockholders and any other class or series of voting stock, including the Series A preferred stock, voting together as a single class, shall be entitled to elect the balance of the total of the seven directors of the Company.

Equity Incentive Plan

In April 2017, the Company adopted the 2017 Equity Incentive Plan (the 2017 Plan) under which, as amended, 10,975,610 shares of common stock are reserved for issuance to employees, non-employee directors and consultants of the Company. As of

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

December 31, 2017 and September 30, 2018 remaining shares available for future issuance under the Plan are 1,662,320 and 1,443,521, respectively.

The 2017 Plan provides the opportunity for the grant of incentive stock options, non-statutory stock options, rights to purchase restricted common stock, stock appreciation rights, dividend equivalents, stock payments, or restricted stock units to eligible recipients.

Restricted Common Stock

The Company issued shares of restricted common stock totaling 4,664,634 shares and 539,747 shares during the year ended December 31, 2017 and nine months ended September 30, 2018, respectively at grant date fair value. The shares of restricted common stock were issued under the 2017 Plan to certain officers and employees. The outstanding shares of restricted common stock are: fully vested, vest upon the occurrence of a milestone event; or vest 25% on the first anniversary of the original grant date, with the balance vesting monthly over the remaining three years. Shares of unvested restricted common stock may be repurchased, at the Company’s option, at the lesser of the original purchase price or the current fair market value. Generally, shares of restricted stock which have vested are not subject to repurchase. The Company’s right to repurchase automatically terminates upon the closing of an initial public offering. At December 31, 2017, no restricted common shares were vested, canceled, forfeited or expired. At September 30, 2018, 1,777,679 shares of restricted common shares were vested, no restricted common shares were canceled, forfeited or expired.

Common Stock Options

The maximum term of stock options granted under the 2017 Plan is ten years and all stock options granted as of December 31, 2017 and September 30, 2018 have a ten year term. The options generally vest 25% on the first anniversary of the original vesting date, with the balance vesting monthly over the remaining three years or 100% upon the occurrence of a milestone event.

The following table summarizes stock option activity for the 2017 Plan in 2017:

	Total Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
Outstanding at March 1, 2017	—	$0.27	10
Granted	5,092,193	0.27	—
Exercised	—	—	—
Canceled/forfeited/expired	(443,537)	0.27	—
Outstanding at December 31, 2017	4,648,656	$0.27	9.2
Vested and expected to vest at December 31, 2017	4,648,656	$0.27	9.2
Exercisable at December 31, 2017	—	—	—

The following table summarizes stock option activity for the 2017 Plan for the nine months ended September 30, 2018:

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

	Total Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life
Outstanding at December 31, 2017	4,648,656	$0.27	9.2
Granted	1,586,923	0.54	—
Exercised	(783,541)	0.27	—
Canceled/forfeited/expired	(1,907,871)	0.27	—
Outstanding at September 30, 2018	3,544,167	$0.35	8.4
Vested and expected to vest at September 30, 2018	3,544,167	$0.35	8.4
Exercisable at September 30, 2018	1,329,463	0.27	—

Stock-Based Compensation.

The compensation cost that has been included in the statement of operations for all stock-based compensation arrangements was as follows (in thousands):

	Year ended December 31, 2016	Two month period ended February 28, 2017	Ten month period ended December 31, 2017
Cost of sales	$182	$26	$19
Selling, general and administrative	899	16	458
Research and development	237	36	8
Total	$1,318	$78	$485

	Two month period ended February 28, 2017	Seven month period ended September 30, 2017	Nine month period ended September 30, 2018
Cost of sales	$26	$22	$15
Selling, general and administrative	16	373	405
Research and development	36	1	2
Total	$78	$396	$422

Under Former Parent Company’s equity incentive plan, eligible employees of the Predecessor may annually be awarded a grant of restricted stock units subject to a three year vesting period. Predecessor’s stock based compensation expenses were allocated by Former Parent Company based on its equity incentive plan.

At December 31, 2017, the total unamortized stock-based compensation expense of approximately $1.0 million will be recognized over the remaining weighted average vesting term of approximately 3.2 years.

At September 30, 2018, the total unamortized stock-based compensation expense of approximately $0.9 million will be recognized over the remaining weighted average vesting term of approximately 2.7 years.

The assumptions used in the Black-Scholes option-pricing model are as follows:

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

	Ten month period ended	Nine month period ended
	December 31, 2017	September 30, 2018
Weighted average grant date fair value (per share)	0.27	0.58
Risk free interest rate	1.85%	2.79%
Expected dividend yield	—%	—%
Expected volatility	48.27%	46.52%
Expected term (in years)	6.08	6.08

Risk-free Interest Rate. The risk-free interest rate assumption was based on the United States Treasury’s rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued.

Expected Dividend Yield. The expected dividend yield is zero because the Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future.

Expected Volatility. The expected volatility is estimated based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group consisted of other publicly traded companies in the same industry and in a similar stage of development.

Expected Term. The Company utilized the simplified method for estimating the expected term of stock option grants. Under this approach, the weighted-average expected term is presumed to be the average of the vesting term and the contractual term of the option.

Common Stock Value

We are required to estimate the fair value of our common stock when granting options to purchase shares of our common stock. We typically use the Black-Scholes option pricing model to perform these calculations. Using this model, the fair value of our common stock is determined on each grant date by our board of directors, with input from management. Options to purchase shares of our common stock are intended to be granted with an exercise price per share no less than the fair value per share of our common stock underlying those options on the date of grant, based on the information known to us on the date of grant. Our assessments of the fair value of our common stock were performed using methodologies, approaches and assumptions consistent with the American Institute of Certified Public Accountants, or AICPA, Audit and Accounting Practice Aid Series: Valuation of Privately Held Company Equity Securities Issued as Compensation, or the AICPA Practice Guide. In addition, our board of directors considered various objective and subjective factors to determine the fair value of our common stock, including: the conclusions of contemporaneous valuations of our common stock by an independent third-party valuation specialist, external market conditions affecting the medical industry, trends within the medical industry, the superior rights and preferences of our preferred stock relative to our common stock at the time of each grant, our results of operations and financial position, our stage of development and business strategy, our ability to commercialize our product, the lack of an active public market for our common and our preferred stock, and the likelihood of achieving a liquidity event such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions.

The contemporaneous valuation analysis of our common stock has been prepared in accordance with the guidelines in the AICPA Practice Guide. These guidelines prescribe certain valuation approaches for setting the value of an enterprise, such as the cost, market and income approaches, and various methodologies for allocating the value of an enterprise to common stock, such as the option pricing method, or OPM, current value method, and probability-weighted expected return method. The enterprise valuation approaches and methodologies used by our third-party valuation specialists are further described below.

Valuation approaches.
• Option Pricing Model Solver or OPMS. The option pricing model solver utilizes the solver function within Microsoft Excel to determine the implied equity value of the Company assuming the implied value is equal to the issue price of the valued shares.

Allocation of Enterprise Value.
• Option pricing method, or OPM. Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each class of equity. The values of the preferred and common stock are inferred by analyzing these options.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

The key subjective factors and assumptions used in our valuations primarily consisted of: (i) the selection of the appropriate valuation model, (ii) the selection of the appropriate market comparable transactions, (iii) the selection of the appropriate comparable publicly-traded companies, (iv) the financial forecasts utilized to determine future cash balances and necessary capital requirements, (v) the probability and timing of the various possible liquidity events, (vi) the estimated weighted average cost of capital and (vii) the discount for lack of marketability of our common stock.

At the valuation date, we used our then current budget or forecast, as approved by our board of directors, to determine our estimated financing needs and forecasted cash balances for each exit scenario and exit date. We then estimated the probability and timing of each potential liquidity event based on management’s best estimate taking into consideration all available information as of the valuation date, including the stage of development and commercialization of our product, our expected near-term and long-term funding requirements, and an assessment of the current financing and medical device industry environments at the time of the valuation.

Common Stock Reserved for Future Issuance

Common stock reserved for future issuance consists of the following:

As of December 31, 2017
Conversion of preferred stock	$ 50,505,000
Stock options issued and outstanding	4,648,656
Restricted Stock Awards	4,664,634
Authorized for future option grants	1,662,320
$ 61,480,610

As of September 30, 2018
Conversion of preferred stock	$50,505,000
Stock options issued and outstanding	3,544,167
Restricted Stock Awards	3,426,702
Authorized for future option grants	1,443,521
$58,919,390
7. Tax

Significant components of the provision (benefit) for income taxes are as follows (in thousands):

	Year ended December 31, 2016	Two month period ended February 28, 2017	Ten month period ended December 31, 2017
Current Tax Provision (Benefit):
Federal	$490	$73	$(404)
State	147	27	(87)
Foreign	53	5	4
Total Current Tax Provision (Benefit)	$690	$105	$(487)

Deferred Tax Provision (Benefit):
Federal	$—	$—	$(800)
State	—	—	42
Foreign	—	—	—
Total Deferred Tax Provision (Benefit)	—	—	(758)
Income Tax Expense (Benefit)	$690	$105	$(1,245)

A reconciliation of the statutory U.S federal rate and effective rate is as follows (in thousands):

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

	Year ended December 31, 2016	Two month period ended February 28, 2017	Ten month period ended December 31, 2017
Tax computed at the federal statutory rate	$(4,542)	$(9,560)	$(2,036)
State tax, net of federal tax benefit	(120)	(277)	(3)
Stock compensation	—	—	73
Reserve for uncertain tax positions	559	26	(654)
Transaction costs			587
Permanent differences	259	33	132
Tax cuts and Jobs Act	—	—	1,394
Valuation allowance	4,534	9,883	(738)
Income tax provision	$690	$105	$(1,245)

Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Significant components of the deferred tax assets and deferred tax liabilities as of December 31, 2017 and 2016 are shown below (in thousands). A valuation allowance of approximately $2.6 million has been established as of December 31, 2017 to offset the deferred tax assets, as realization of such assets is uncertain.

	December 31, 2016	December 31, 2017
Deferred Tax Assets:
Net operating loss carryforwards	$—	$4,979
Accrued expenses	25,128	2,006
Other	244	317
Total Deferred Tax Assets	25,372	7,302
Less: valuation allowance	(25,372)	(2,639)
Net Deferred Tax Assets	$—	$4,663

Deferred Tax Liabilities:
Intangible assets	$—	$(537)
Property, plant and equipment	—	(4,278)
Stock compensation	—	(223)
Net Deferred Tax Liabilities	$—	$(375)

The Company has calculated its income tax amounts using a separate return methodology and has presented these amounts as if it were a separate taxpayer from the Former Parent Company in each jurisdiction for each period presented prior to the Acquisition. The net operating losses ("NOL") generated by the Company have been utilized by the Former Parent Company and are not available to reduce future taxable income. Therefore, the deferred tax assets presented above do not include the net operating losses generated by the Company in the pre-Acquisition periods as it will not obtain a future economic benefit for these amounts.

As of December 31, 2017, the Company had federal NOL carryforwards of approximately $22.3 million which will begin to expire in 2037, unless previously utilized. The Company also had state NOL carryforwards of approximately $5.8 million which will begin to expire in 2022, unless previously utilized. Pursuant to Internal Revenue Code Section 382, the Company’s use of its NOL carryforwards may be limited as a result of cumulative changes in ownership of more than 50% over a three-year period.

On December 22, 2017, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “Tax Act”). The Tax Act makes broad and complex changes to the U.S. tax code, including, but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent. Tax Act changes that affect 2017, primarily include tax rate changes in certain deferred tax assets and liabilities. The Tax Act also establishes new tax laws that will affect 2018,

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

including, but not limited to: (1) reduction of the U.S. federal corporate tax rate; (2) the repeal of the domestic production activity deduction; (3) limitations on various entertainment and meals deductions (4) requirements for companies to pay a one-time transition tax on certain unrepatriated earnings of foreign subsidiaries; (5) eliminating the corporate alternative minimum tax (AMT) and changing how existing AMT credits can be realized; (6) creating a new limitation on deductible interest expense; and (7) changing rules related to uses and limitations of net operating loss carryforwards created in tax years beginning after December 31, 2017.

The SEC staff issued SAB No. 118 Income Tax Accounting Implications of the Tax Cuts and Jobs Act, which provides guidance on accounting for the tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. Although not required for private companies, the Company has decided to follow the SAB118 guidance. To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate in the financial statements.

In connection with the initial analysis of the impact of the Tax Act, the Company has recorded a net tax benefit of $0.8 million, to reflect the reduced U.S. tax rate and other effects of the Tax Act including the change in the federal NOL carryforward period from 20 years to indefinite. This net benefit consists of a net benefit for the corporate rate reduction. The Company has not completed its accounting for the income tax effects of certain elements of the Tax Act. The Company was able to make reasonable estimates of certain effects and has recorded a provisional decrease of $1.4 million related to the net deferred tax assets with a corresponding net adjustment to the valuation allowance for the year ended December 31, 2017. While the Company has made a reasonable estimate of the impact of the reduction in corporate rate, it may be affected by other analyses related to the Tax Act, including, but not limited to, the calculation of the deferred tax assets and liabilities as of December 31, 2017.

The following table summarizes the activity related to the Company's gross unrecognized tax benefits (in thousands):

	Year ended December 31, 2016	Two month period ended February 28, 2017	Ten month period ended December 31, 2017
Balance at beginning of the year	$1,707	$2,145	$2,145
Increases related to current year tax position	438	—	—
Increases (decreases) related to prior year tax positions	—	—	—
Reductions due to lapse of the statute of limitation	—	—	(634)
Balance at end of the year	$2,145	$2,145	$1,511

The amount of unrecognized tax benefit that, if recognized and realized, would affect the effective tax rate was $1.5 million as of December 31, 2017.

The Company’s policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. The Company has accrued approximately $0.3 million of interest and penalties associated with uncertain tax positions as of December 31, 2017 and $0.4 million as of February 28, 2017 and December 31, 2016. It is reasonably possible that the Company's gross unrecognized tax benefits as of December 31, 2017 could decrease in 2018 by approximately $0.5 million. Interest expense and penalties, net of accrued interest and penalties (reversed), was approximately $(0.1) million as of December 31, 2017, $31 thousand as of February 28, 2017, and $0.2 million as of December 31, 2016.

The Company is subject to United States federal income tax as well as income tax in multiple state jurisdictions. With few exceptions, the Company is no longer subject to United States federal income tax examinations for years before 2012 and state and local income tax examinations before 2011.

8. Commitments and Contingencies

From time to time, the Company may be subject to legal proceedings or regulatory encounters or other matters arising in the ordinary course of business, including actions with respect to intellectual property, employment and contractual matters. In connection with these matters, the Company assesses, on a regular basis, the probability and range of possible loss based on the

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

developments in these matters. A liability is recorded in the financial statements if it is believed to be probable that a loss has been incurred and the amount of the loss can be reasonably estimated.

Because of the uncertainties related to the occurrence, amount, and range of loss on any pending actions, the Company is currently unable to predict their ultimate outcome, and, with respect to any pending litigation or claim where no liability has been accrued, to make a meaningful estimate of the reasonably possible loss or range of loss that could result from an unfavorable outcome. At December 31, 2016 and 2017 and September 30, 2018, there were no material matters for which a negative outcome was considered probable or estimable.

The Company has approximately 180,029 square feet of office and laboratory space in Carlsbad, California, including a 42,263 square foot building that was purchased in 2010 and three buildings leased under various noncancelable operating leases. These operating leases expire on December 31, 2019. Under the term of the lease agreements, the Company has the option of terminating the leases early with the payment of an early termination fee and one-year written notice to the landlord. On August 23, 2017, the Company elected to early terminate two of the three operating leases and paid early termination fees of $1.6 million. These two operating leases effectively terminated on August 23, 2018.

Annual future minimum payments under operating leases as of December 31, 2017 are as follows (in thousands):

Operating Lease Commitments
Fiscal Year Ended	Amount
2018	$2,970
2019	1,644
Total	$4,614

Rent expense was approximately $5.3 million, $0.9 million and $4.3 million for the year ended December 31, 2016, the two month period ended February 28, 2017 and the ten month period ended December 31, 2017, respectively. Rent expense was approximately $0.9 million, $3.5 million and $2.5 million for the two month period ended February 28, 2017, the seven month period ended September 30, 2017 and nine month period ended September 30, 2018, respectively. Rent expense is allocated between all departments based on the work space in each facility.

9. Related Party Transactions

During 2016 and first two months of 2017, the Predecessor participated in a number of corporate-wide programs administered by Former Parent Company. These programs include, but are not limited to, participation in Novartis cash management system, insurance programs, employee benefit programs, and tax planning services.

Allocation of General Corporate Expenses
The Predecessor’s consolidated financial statements include expense allocations for certain functions provided by Former Parent Company, including, but not limited to, general corporate expenses related to finance, legal, information technology, human resources, communications, ethics and compliance, shared services, employee benefits and incentives, business development activities and stock-based compensation. These expenses have been allocated to the Predecessor on the basis of direct usage when identifiable, with the remainder allocated on the basis of revenue, headcount or other appropriate measure.

The expense allocations have been determined on a basis that both the Predecessor and the Former Parent Company consider to be a reasonable reflection of the utilization of services provided or the benefit received by the Predecessor during the periods prior to the Acquisition Date. The allocations may not, however, reflect the expense the Predecessor would have incurred as an independent company for the periods presented. Actual costs that may have been incurred if the Predecessor had been a stand-alone company would depend on a number of factors, including the chosen organization structure, what functions were outsourced or performed by employees and strategic decisions made in areas such as information technology and infrastructure.

Related Party Sales
The Company has several contracts to perform CLIA tests for other Novartis subsidiaries domiciled mainly in the US and Latin America Countries. The revenue related to these transactions is calculated using fee schedules consistent with third-party customers. The Company’s revenue related to these tests totaled $1.7 million and $0.3 million for the year ended December 31,

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

2016 and two month period ended February 28, 2017. Accounts receivable associated with these tests were $0.1 million at December 31, 2016.

Parent Company Equity

Net transfers (to)/from parent are included within Parent Company Investment on the Consolidated Statements of Convertible Preferred Stock and Stockholders’ Equity (Deficit).

The Predecessor has participated in Novartis’ centralized approach to U.S. domestic cash management and financing of its operations. The majority of the Predecessor’ domestic cash was transferred to Novartis daily and Novartis funded the Predecessor’s operating and investing activities as needed.

The consolidated financial statements also include the push down of certain assets and liabilities that have historically been held at the Novartis corporate level but which are specifically identifiable or otherwise allocable to the Predecessor. The cash and cash equivalents held by Novartis at the corporate level were not allocated to the Company for any of the periods presented. Transfers of cash to and from Novartis’ cash management system are reflected as a component of “Parent Company Investment” on the consolidated balance sheets. Novartis maintains defined benefit plans at corporate level. The Company was allocated a portion of the accrued liability and expenses associated with these programs as part of the liability push down from Novartis general corporate overhead expenses.

All significant intercompany transactions between the Predecessor and Novartis have been included in these consolidated financial statements and are considered to have been effectively settled for cash in the consolidated financial statements at the time the transaction was recorded. The total net effect of the settlement of these intercompany transactions is reflected in the consolidated statements of cash flow as a financing activity and in the consolidated balance sheets as Parent Company Investment.

10. Employee Benefits

Novartis Plans
Novartis had numerous defined benefit plans. The Predecessor’s employees were participating in Novartis’ other post-employment benefit plans and post-retirement medical plans. The plans are administered and funded by Novartis. During the year ended December 31, 2016 and two month period ended February 28, 2017, costs allocated to the Predecessor were $0.4 million and $0.1 million, respectively.

Genoptix 401(k) Plan
Genoptix, together with MDx, have a defined contribution 401(k) plan for employees (the “Genoptix Plan). Employees are eligible to participate in the Genoptix Plan beginning on the first day employment. Under the terms of the Genoptix Plan, employees may make voluntary contributions as a percentage of compensation. The Company matches 100% of employee contributions up to 4% of their compensation. The Company also provides a contribution of 2% of eligible employee’s compensation. The Company's 2% match and the Company’s contribution are vested 100% after three years of service.

Cartesian 401(k) Plan
Cartesian has a defined contribution 401(k) plan for employees (the “Cartesian Plan”). The Cartesian Plan is a Safe Harbor Plan and requires a mandatory employer contribution of 3% of eligible employee’s compensation. The Cartesian Plan does not provide a matching contribution program. Under the Cartesian Plan the Company’s contribution are vested 100% after three years of service.

The Company recognized expense for company matches and company contributions to both plans of $2.3 million, $0.6 million and $1.4 million during the year end December 31, 2016, the two month period ended February 28, 2017 and the ten month period ended December 31, 2017, respectively.

The Company recognized expense for company matches and company contributions to both plans of $0.6 million, $1.0 million and $1.4 million during the two month period ended February 28, 2017, seven month period ended September 30, 2017 and the nine month period ended September 30, 2018, respectively.

11. Subsequent-events

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

In December 2017, the Company entered into a definitive merger agreement (“First Merger Agreement”) with Rosetta Genomics Ltd. (“Rosetta”) to acquire all of the outstanding shares of Rosetta for a total gross purchase price of $10.0 million (“Initial Rosetta Acquisition”). Rosetta is an Israeli genomic diagnostics company listed on NASDAQ. Rosetta has operations in Rehovot, Israel; Philadelphia, Pennsylvania and Lake Forest, California. The Initial Rosetta Acquisition was subject to approval by Rosetta’s shareholders at an extraordinary shareholders’ meeting on February 22, 2018.

Pursuant to the First Merger Agreement, the Company also provided a secured bridge loan facility to fund the operations of Rosetta through the closing of the Initial Rosetta Acquisition. Amounts loaned to Rosetta under the secured bridge loan facility plus interest were to be credited against the gross purchase price at closing.

On February 22, 2018, at the extraordinary shareholders’ meeting, Rosetta did not obtain a sufficient number of shareholders’ votes for the approval of the Initial Rosetta Acquisition. The Company immediately terminated the First Merger Agreement and the outstanding bridge loan of $1.2 million became due 45 days after the termination date.

On February 27, 2018, the Company entered into a new definitive merger agreement (“Second Merger Agreement”) with Rosetta to acquire all of the outstanding shares of Rosetta for a total gross purchase price of $8.0 million, subject to approval by Rosetta’s shareholders.

Additionally, on March 2, 2018, under a separate stock purchase agreement, the Company acquired all of the outstanding shares of Minuet Diagnostics, Inc. a wholly-owned subsidiary of Rosetta, also known as PersonalizeDx (“PDx”) for $1.0 million in cash. The Company is in the process of finalizing purchasing accounting for the PDx acquisition.

In March 2018, the Company and Rosetta entered into an exclusive marketing and distribution agreement under which the Company will market and sell Rosetta's molecular testing services offered out of its CLIA-certified lab based in Philadelphia, PA. Under this new agreement, Rosetta has appointed the Company as its exclusive distributor for these testing services in the U.S. and as non-exclusive distributor outside the U.S. in those geographies where Rosetta does not already have an exclusive distribution arrangement. Rosetta can itself still offer and sell these services both in the U.S. and outside the U.S. Under the terms of this agreement, Rosetta will pay the Company a percentage of the amounts received by Rosetta from those samples that are processed in Rosetta's lab and result directly from the selling efforts of Genoptix.

On April 26, 2018, shareholders of Rosetta approved the merger under the terms of Second Merger Agreement. The merger is expected to be closed on or about May 27, 2018, subject to satisfaction of customary closing conditions.

Subsequent events included in this Note 11 have been evaluated through May 15, 2018, which is the date the annual financial statements were issued.

12. Subsequent-events (unaudited)

In May, 2018, Rosetta filed for bankruptcy. As a result of the filing, the Second Merger Agreement was terminated.

On October 23, 2018, the Company entered into an Agreement and Plan of Merger with NeoGenomics Laboratories, Inc. a Florida corporation (“NeoGenomics” or “Purchaser”), pursuant to which, and on the terms and subject to the conditions thereof, among other things, Purchaser will acquire all of the issued and outstanding shares of common stock of the Company for an aggregate purchase price of $125.0 million in cash and 1 million shares of NeoGenomics’ common stock (the “NEO Acquisition”).

On December 7, 2018, in connection with the NEO Acquisition, the Company paid off outstanding balance of the Term Loan Facility of $9.2 million, as well as accrued interest, $183,000 prepayment fee and $100,000 exit fee. The Company has also paid off outstanding balance of the Revolving Loan Facility of $2.6 million, as well as accrued interest and $200,000 prepayment fee.

On December 7, 2018, in connection with the NEO Acquisition, the Company terminated the Genoptix Plan. 100% unvested company match and company contribution immediately vested upon plan termination.

On December 10, 2018, the NEO Acquisition was completed.

Genesis Acquisition Holdings Corp.
Notes to Consolidated Financial Statements
(Information as of September 30, 2018 and for the seven months ended September 30, 2017 and nine months ended September 30, 2018 is unaudited)

Subsequent events included in this Note 12 have been evaluated through December 10, 2018, which is the date the interim financial statements were issued.